                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                              PENNACO ENERGY, INC.

-------------------------------------------------------------------------------
                   (Name of Registrant as Specified Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

       ------------------------------------------------------------------------
       (2) Aggregate number of securities to which transaction applies:

       ------------------------------------------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which filing fee is calculated and state how it was determined):

       ------------------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:

       ------------------------------------------------------------------------
       (5) Total fee paid:

       ------------------------------------------------------------------------

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       ------------------------------------------------------------------------
       (2) Form, Schedule or Registration Statement No.:

       ------------------------------------------------------------------------
       (3) Filing Party:

       ------------------------------------------------------------------------
       (4) Date Filed:

       ------------------------------------------------------------------------

                                  May 10, 1999

To Our Stockholders:

         You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Pennaco Energy, Inc., to be held on Tuesday, June 15, 1999, at 9:00 a.m., Mountain Time, at the Hotel Monaco located at 1717 Champa Street, Denver, Colorado. A notice of the meeting, proxy statement and form of proxy are enclosed with this letter.

         At the meeting, we will report on the progress of the Company, comment on matters of interest and respond to your questions. A copy of the Company's Annual Report to Stockholders for the 1998 fiscal year accompanies this mailing.

         Stockholders can vote their shares by proxy by marking their votes on the proxy/voting instructions card, or by attending the meeting in person.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL READ THE ENCLOSED PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND THEN VOTE BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED, POSTAGE PRE-PAID ENVELOPE. You may vote your shares in person if you attend the Annual Meeting thereby canceling any proxy previously given. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

         We appreciate your interest in the Company.

                                    Sincerely,

                                    Gregory V. Gibson
                                    Vice President, Legal and Secretary

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 15, 1999

TO THE STOCKHOLDERS OF PENNACO ENERGY, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Pennaco Energy, Inc. (the "Company") will be held at the Hotel Monaco located at 1717 Champa Street, Denver, Colorado on Tuesday, June 15, 1999 at 9:00 a.m. (Mountain Time) for the following purposes:

         1. to elect five (5) directors until their successors are duly elected and qualified;

         2. to approve an amendment to the Articles of Incorporation to provide for the classification of the Board of Directors into three classes of directors with staggered terms of office;

         3. to approve an amendment to the Articles of Incorporation which would require that all stockholder action be taken at a stockholders' meeting;

         4. to approve an amendment to the Articles of Incorporation and the addition of a new article which would require a two-thirds vote of the Board of Directors to amend or repeal the By-Laws of the Company and require a two-thirds stockholder vote to amend or repeal the By-Laws or certain provisions of the Articles of Incorporation, as described more fully herein;

         5. to approve an amendment to the Articles of Incorporation to authorize the Board of Directors to issue up to 10,000,000 shares of Preferred Stock;

         6. to ratify the appointment of KPMG LLP as independent certified public accountants for the 1999 fiscal year; and

         7. to transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

         The Board of Directors has fixed the close of business on May 3, 1999 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. A list of such stockholders will be available during normal business hours at the offices of the Company for inspection at least ten days prior to the Annual Meeting.

         You are cordially invited to attend this meeting.

                                    By order of the Board of Directors,

                                    GREGORY V. GIBSON
                                    Vice President, Legal and Secretary

Denver, Colorado
May 10, 1999

                              PENNACO ENERGY, INC.
                                1050 17TH STREET
                                    SUITE 700
                             DENVER, COLORADO 80265

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 15, 1999

GENERAL INFORMATION

         This statement (the "Proxy Statement") is being furnished in connection with the solicitation of proxies by the Board of Directors of Pennaco Energy, Inc. ("Pennaco" or the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at the Hotel Monaco, 1717 Champa Street, Denver, Colorado on Tuesday, June 15, 1999, at 9:00 a.m., Mountain Time, and at any postponement or adjournment thereof (the "Annual Meeting"). The Annual
Meeting is being held for the purposes set forth in this Proxy Statement.
This Proxy Statement and the enclosed form of proxy (the "Proxy Card") are first being mailed on or about May 10, 1999.

PROXY CARD

         The shares represented by any Proxy Card which is properly executed and received by the Company prior to or at the Annual Meeting (each, a "Conforming Proxy") will be voted in accordance with the specifications made thereon. Conforming Proxies that are properly signed and returned but on which no specifications have been made by the stockholder will be voted in favor of the proposals described in the Proxy Statement. The Board of Directors is not aware of any matters that are expected to come before the Annual Meeting other than those described in the Proxy Statement. However, if any other matters are properly brought before the Annual Meeting, the persons named in the Proxy Card will vote the shares represented by each Conforming Proxy on those matters as instructed by the Board of Directors, or in the absence of express instructions from the Board of Directors, in accordance with their own best judgment. A stockholder who has executed and delivered a Conforming Proxy may revoke that Conforming Proxy at any time before it is voted by:

         - executing a new proxy with a later date and delivering the new proxy to the Secretary of the Company;

         -     voting in person at the Annual Meeting; or

         - giving record of written notice of the revocation to the Secretary of the Company.

QUORUM AND OTHER MATTERS

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock, par value $.001 per share (the "Common Stock"), is necessary and sufficient to constitute a quorum. Shares of Common Stock represented by Conforming Proxies will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock held by nominees that are voted on at least one matter coming before the Annual Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a "broker non-vote") for voting on some or all other matters.

         Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors.

         All other matters to come before the Annual Meeting require the approval of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Therefore, abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes, however, will be deemed shares not present to vote on such matters, and therefore will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for approval of such matters.

SOLICITATION OF PROXIES

         This solicitation of proxies is being made by the Board of Directors of the Company and all expenses of this solicitation will be borne by the Company. The Company expects to reimburse brokerage houses, banks, and other fiduciaries for reasonable expenses of forwarding proxy materials to beneficial owners.

                    VOTING SECURITIES AND SECURITY OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The outstanding voting securities of the Company consist entirely of shares of Common Stock. Each share of Common Stock entitles its owner to one vote upon each matter to come before the Annual Meeting. Only stockholders of record at the close of business on May 3, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting and at any postponement or adjournment thereof. At the close of business on Record Date, the Company had outstanding 15,144,179 shares of Common Stock.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         To the Company's knowledge, the following persons are the only persons who are beneficial owners of more than five percent of the Company's common stock based on the number of shares outstanding on April 15, 1999:

                NAME AND ADDRESS                     NUMBER OF SHARES         PERCENT OF CLASS (1)
                ----------------                     ----------------         --------------------
R.I.S. Resources International Corp.                     2,500,000                   16.5%
     609 West Hastings Street, 11th Floor
     Vancouver, British Columbia V 6B 4W4,
     Canada

State Street Research & Management                       1,500,000(2)                 9.9%
Company
     One Financial Center, 30th Floor
     Boston, MA  02111-2690

Joseph H. Reich                                            863,500(3)                 5.7%
     900 Third Ave. Suite 1801, New York,
     New York 10022

Peter K. Seldin                                            863,500(4)                 5.7%
     900 Third Ave. Suite 1801, New York,
     New York 10022

Centennial Energy Partners, L.L.C.                         818,500(5)                 5.5%
     900 Third Ave., Suite 1801,
     New York, New York 10022

---------------------------

(1) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or persons has the right to acquire within 60 days after April 15, 1999 is deemed to be outstanding, but is not deemed to be outstanding in computing the percentage ownership of any other person.

(2) Pursuant to a Schedule 13G dated March 9, 1999, State Street Research and Management Company has sole voting and dispositive power with respect to 1,500,000 shares of Common Stock.

(3) Pursuant to a Schedule 13G dated March 29, 1999, Mr. Reich: (i) as the Managing Member of Centennial Management, L.L.C., has the power to vote and dispose of the 20,000 shares of Common Stock it beneficially owns;
         (ii) as the Managing Member of Centennial Energy Partners, L.L.C., has the power to vote and dispose of the 818,500 shares of Common Stock it beneficially owns; and (iii) as President of Joseph H. Reich & Co., Inc., has the power to vote and dispose of the 25,000 shares of Common Stock it beneficially owns. Mr. Seldin has filed a Schedule 13G related to these same shares.

(4) Pursuant to a Schedule 13G dated March 29, 1999, Mr. Seldin: (i) as a non-managing member of Centennial Management, L.L.C., has been delegated the authority to vote and dispose of the 20,000 shares of Common Stock it beneficially owns; (ii) as a non-managing member of Centennial Energy Partners, L.L.C., has been delegated the authority to vote and dispose of the 818,500 shares of Common Stock it beneficially owns; and (iii) as Vice President of Joseph H. Reich & Co., Inc., has the power to vote dispose and dispose of the 25,000 shares it beneficially owns. Mr. Reich has filed a Schedule 13G related to these same shares.

(5) Mr. Reich and Mr. Seldin have both filed a Schedule 13G related to these same shares.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of April 15, 1999 by each of the directors, each of the named executive officers, and by all directors and executive officers as a group. Unless otherwise noted, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown. Unless otherwise noted, each person's address is c/o Pennaco Energy, Inc., 1050 17th Street, Suite 700, Denver, Colorado 80265.

                                        SHARES OF THE COMPANY'S       PERCENT OF THE COMPANY'S
       NAME OF BENEFICIAL OWNER (1)           COMMON STOCK                COMMON STOCK (2)
       ------------------------               ------------                ------------
     Paul M. Rady                              857,144(3)                    5.7%
     Jeffrey L. Taylor                         543,375(4)                    3.6%
     Glen C. Warren, Jr.                       262,500(5)                    1.7%
     Gregory V. Gibson                         100,000(6)                    *
     David W. Lanza                             50,000(7)                    *
     Mark A. Erickson                           75,000(8)                    *
     All officers and
        directors as a group
         (six persons)                       1,888,019(9)                   12.5%

* Represents less than 1% of the Common Stock outstanding.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from April 15, 1999 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from April 15, 1999 have been exercised.

(2) Assumes 15,144,179 shares outstanding plus, for each individual, any securities that specific person has the right to acquire upon exercise of presently exercisable stock options. Options and warrants held by persons other than the specific individual for whom an ownership interest percentage is being calculated are not considered in calculating that specific individual's ownership interest percentage.

(3) Includes 285,715 shares issuable upon the exercise of presently exercisable stock purchase warrants, exercisable at a price of $1.75 per share.

(4) Includes 400,000 shares issuable upon the exercise of presently exercisable stock options, exercisable at a price of $1.25 per share. Mr. Taylor's address is 7220 Avenida Encinas, Suite 204, Carlsbad, California 92009.

(5) Includes 87,500 shares issuable upon the exercise of presently exercisable stock purchase warrants, exercisable at a price of $1.75 per share.

(6) Includes 100,000 shares issuable upon the exercise of presently exercisable stock options, exercisable at a price of $1.25 per share. Mr. Gibson's address is 2 Park Plaza, Suite 450, Irvine, California 92614.

(7) Includes 50,000 shares issuable upon the exercise of presently exercisable stock options exercisable at a price of $1.25 per share. Mr. Lanza's address is 710 3rd Street, Marysville, California 95901.

(8) Includes 50,000 shares issuable upon the exercise of presently exercisable stock options, exercisable at a price of $1.25 per share, 15,000 shares issuable upon the exercise of options which will vest upon the termination of Mr. Erickson's term as Director on June 15, 1999 at a price of $3.19 per share and 10,000 shares currently owned.

(9) Includes 600,000 shares issuable upon the exercise of currently vested stock options, exercisable at a price of $1.25 per share, 15,000 shares issuable upon the exercise of options which will vest upon the termination of Mr. Erickson's term as a Director, exercisable at $3.19 per share and 373,215 shares issuable upon the exercise of presently exercisable stock purchase warrants, exercisable at a price of $1.75 per share.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         Pursuant to the Company's Articles of Incorporation, the Board of Directors has fixed the size of the Board at five (5) directors.

         The Company's Articles of Incorporation currently dictate that each director is elected to serve a one-year term. However, if Proposal 2, relating to an amendment to the Articles of Incorporation to provide for a classified Board of Directors, is approved by the stockholders there will become three separate classes of directors pursuant to such provision. If the proposal is approved by the stockholders, and the director nominees currently standing for election are elected at this Annual Meeting, then the classes of the Board of Directors would be as follows. The Class I director would be Jeffrey L. Taylor, who will serve until the 2000 annual meeting or until his successor is duly elected and qualified. The Class II directors would be Glen C. Warren, Jr. and David W. Lanza, who will serve until the 2001 annual meeting or until their successors are duly elected and qualified. The Class III directors would be Paul
M. Rady and Gregory V. Gibson, who will serve until the 2002 annual meeting or until their successors are duly elected and qualified. At each annual meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election or until their successors have been duly elected and qualified.

         If Proposal 2 is not approved by the stockholders and a classified Board of Directors is not created, then each director elected at this Annual Meeting shall serve until the 2000 annual meeting or until their successors are duly elected and qualified.

         Proxies representing shares of Common Stock held on the Record Date that are returned duly executed will be voted, unless otherwise specified, in favor of the five nominee directors named below. All nominees have consented to serve if elected, but should any nominee be unavailable to serve (which event is not anticipated) the persons named in the proxy intend to vote for such substitute nominee as the Board of Directors may recommend.

DIRECTOR NOMINEES

         PAUL M. RADY, CHIEF EXECUTIVE OFFICER, PRESIDENT, DIRECTOR

         Mr. Rady joined the Company in June 1998 as its Chief Executive Officer, President and Director. Mr. Rady was with Barrett Resources Corporation ("Barrett"), an oil and gas exploration and production company listed on the New York Stock Exchange, for approximately eight years. During his tenure at Barrett, Mr. Rady held various executive positions including his most recent position as Chief Executive Officer, President and Director. Other positions held by Mr. Rady were Chief Operating Officer, Executive Vice President--Exploration, and Chief Geologist--Exploration Manager.

         JEFFREY L. TAYLOR, CHAIRMAN OF THE BOARD

         Currently Mr. Taylor is the President and Director of Foreign Investments for the London Taylor Group. The London Taylor Group is a southern California-based financial service provider acting as venture capitalist and investment banker to private and small cap public companies. During the last five years, Mr. Taylor has been a Member of the Board of Directors of various public companies including, TransAmerica Industries, Yuma Gold Mines, and Cornucopia Resources. He has also served during the last five years as Vice President of Metalica Resources, Vice President of Goldbelt Resources, Vice President of Arrowhead Minerals Corporation, and Executive Vice President of Corporate Finance of Ultra Petroleum. Prior to founding the London Taylor Group, Mr. Taylor was an analyst and financial service provider for Global Resource Investments, Inc. of Carlsbad, California and the Chief Financial Officer for International Art Commission of San Francisco, California.

         GLEN C. WARREN, JR., CHIEF FINANCIAL OFFICER, EXECUTIVE VICE PRESIDENT, DIRECTOR

         Mr. Warren joined the Company in July 1998 as its Chief Financial Officer, Executive Vice President and Director. Prior to assuming his duties as the Company's Chief Financial Officer, Mr. Warren was an investment banker with Lehman Brothers Inc. Prior to Lehman Brothers, Mr. Warren was also an investment banker with Dillon, Read & Co., Inc. and Kidder, Peabody & Co. Incorporated and has a total of nine years of investment banking experience. Mr. Warren also has six years of exploration and production experience with Amoco Production Company in New Orleans.

         GREGORY V. GIBSON, VICE PRESIDENT, LEGAL, SECRETARY, DIRECTOR

         Mr. Gibson has been an attorney specializing in securities and securities broker dealerships for over 15 years. Mr. Gibson is a southern California-based practicing attorney with the law firm of Gibson, Haglund & Johnson. Prior to his present affiliations, Mr. Gibson was corporate counsel for three years to Global Resource Investment Limited, a southern California-based broker-dealer specializing in resource and foreign publicly traded securities. Prior to working at Global, Mr. Gibson was practicing securities and international law with the law firm of Gibson & Haglund and Gibson, Ogden & Johnson.

         DAVID W. LANZA, DIRECTOR

         Mr. Lanza has been a real estate developer, oil and gas real property and lease developer, and business owner in California, Nevada, Colorado, Texas and Wyoming for the past ten years. He is currently the President of Hust Brothers, a commercial real estate and development company, Vice President and principal of Hust Brothers Inc., a national automotive wholesale company, and President and principal of Colusa Motor Sales.

                                 REQUIRED VOTE

         The nominees shall be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting, assuming the existence of a quorum.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE AS A DIRECTOR.

BOARD OF DIRECTORS AND BOARD COMMITTEES

         During 1998, the Company's Board of Directors had six directors. The Board of Directors has established an Audit Committee and a Compensation Committee as its standing committees. The Board of Directors does not have a nominating committee or any committees performing similar functions.

         During fiscal 1998, the Board of Directors held 11 meetings and took action by written consent on three occasions. During fiscal 1998, the Audit Committee held no formal meetings and the Compensation Committee held no formal meetings. Each director attended at least 75% of the total number of Board of Directors meetings held during the fiscal year.

         The Audit Committee consists of Mr. Taylor and Mr. Lanza and the Compensation Committee consists of Mr. Taylor and Mr. Lanza. The Audit Committee reviews the financial statements and independent auditors' report including recommendations for the independent auditors regarding internal controls and other matters. The Compensation Committee administers management incentive compensation plans and makes recommendations to the Board with respect to the compensation of directors and officers of the Company.

               EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

         The following sets forth certain information with respect to the executive officers of the Company as of the date of this Proxy Statement. All officers of the Company serve at the pleasure of the Company's Board of Directors until their successors are elected and qualified.


NAME                       AGE                         POSITION
----                       ---                         --------
Paul M. Rady               45       Chief Executive Officer, President, Director
Glen C. Warren, Jr.        43       Chief Financial Officer, Executive Vice President,
                                    Director
Gregory V. Gibson          49       Vice President, Legal, Secretary, Director
Terrell A. Dobkins         46       Vice President - Production
Brian A. Kuhn              40       Vice President - Land


         Certain biographical information regarding Mr. Rady, Mr. Warren and Mr. Gibson is set forth above under the caption "Director Nominees."

         TERRELL A. DOBKINS, VICE PRESIDENT - PRODUCTION

         Mr. Dobkins has over 20 years experience in the petroleum industry. Mr. Dobkins started his career at Amoco Production Company where he had extensive experience in Rocky Mountain Low Permeability Gas Reservoirs and worked in operations, completions and reservoir engineering. Mr. Dobkins worked as a Manager for three years at American Hunter Exploration where he was involved in all U.S. operations and engineering. More recently, Mr. Dobkins served eight years at Barrett Resources, most recently a Manager of Acquisitions, and was involved in the development of several projects, including completions, operations and reservoir engineering.

         BRIAN A. KUHN, VICE PRESIDENT - LAND

         Mr. Kuhn has 18 years experience in the oil and gas industry as a landman. Mr. Kuhn worked as a landman for thirteen years at Amoco Production Company from June 1980 to April 1993. While at Amoco, Mr. Kuhn spent three years in the Powder River Basin and other basins of the Rocky Mountain region. Most recently, Mr. Kuhn was employed as a Division Landman for five years at Barrett Resources Corporation where he worked in the Rocky Mountain region and numerous other basins. Mr. Kuhn has extensive experience in the acquisition of producing properties, testifying as expert witness before state regulatory agencies, management of lease acquisition and negotiation of both large and small exploration transactions.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth, for fiscal 1998, the compensation paid to the Company's current Chief Executive Officer and its other four most highly compensated executive officers with annual compensation in excess of $100,000 for the fiscal year 1998 (the "Named Executive Officers"). The Company was not, prior to November 1998, a reporting company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

                                                                  LONG-TERM
                         ANNUAL COMPENSATION                    COMPENSATION
               --------------------------------------       --------------------


                                                                                        RESTRICTED      SECURITIES
                                                                       OTHER ANNUAL       STOCK         UNDERLYING       ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR      SALARY       BONUS   COMPENSATION(1)     AWARDS        OPTIONS (#)    COMPENSATION
    -----------------------------     ------    ---------    -------  ---------------   ------------    ------------   ------------
Paul M. Rady........................   1998     $  65,077(2)                                --                                --
   Chief Executive Officer and
   President
Glen C. Warren, Jr..................   1998     $  49,680(3)                                --                                --
   Chief Financial Officer and
   Executive Vice President
Terrell A. Dobkins..................   1998     $  46,465(4)                                --                                --
     Vice President - Production
Brian A. Kuhn.......................   1998     $  41,548(5)                                --                                --
     Vice President - Land

(1) The Company recognized compensation expense relating to restricted Common Stock and warrants issued to Mr. Warren of $675,000, and options issued to Mr. Dobkins of $556,250 and Mr. Kuhn of $412,500 in the third quarter of 1998. In accordance with APB No. 25 "Accounting for Stock Issued to Employees," the Company has recognized a non-cash charge to earnings for compensation expense relating to stock, warrants and options issued to certain officers and employees. Compensation expense was calculated based on the difference between the closing price per share on the last trading date prior to the date of employment with the company and the $1.75 unit price for restricted shares and warrants purchased by Mr. Warren in the beginning of September and the option price for options awarded to Mr. Dobkins and Mr. Kuhn in July. The restricted securities were offered as incentive to attract a senior management team to the Company. The Company believes that the offers made by the Board of Directors were at market value due to the restricted nature of the securities to be issued and the lack of a liquid trading market for the Company's Common Stock at the time of the offer which was prior to the date the Company was first quoted on the OTC Bulletin Board system. However, APB No. 25 requires the measurement of compensation expense at the date of employment rather than at the offer date. Further, APB No.
     25 requires that compensation be measured based on the quoted market price of the stock once a company's stock is publicly traded. While the Company was not an SEC registrant until September 8, 1998, the Company's shares were quoted on the OTC Bulletin Board system beginning July 1, 1998 (the Company's shares began trading on the American Stock Exchange on April 19, 1999). The recording of the compensation expense was required pursuant to APB No. 25 since a quoted price existed for the Company's shares even though no public information existed on the Company other than press releases regarding acreage acquired and the Company's management team. The Company disagrees with this methodology and believes that the restricted shares, options and warrants were issued at or above market value.

(2) Mr. Rady became an executive officer on June 16, 1998, compensated at an annual salary of $120,000.

(3) Mr. Warren became an executive officer on July 2, 1998, compensated at an annual salary of $100,000.

(4) Mr. Dobkins became an executive officer on July 6, 1998, compensated at an annual salary of $95,000.

(5) Mr. Kuhn became an executive officer on July 9, 1998, compensated at an annual salary of $87,000.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information regarding stock options granted to the Named Executive Officers during fiscal 1998.

                                                            PERCENT  OF
                                                            TOTAL OPTIONS
                                                             GRANTED TO
                                         NUMBER OF         EMPLOYEES AS OF
                                        SECURITIES        THE PERIOD ENDED      EXERCISE
                                        UNDERLYING          DECEMBER 31,        PRICE PER
               NAME                   OPTIONS GRANTED           1998              SHARE         EXPIRATION DATE(5)
               ----                   ---------------     ----------------      ----------    ----------------------
Paul M. Rady.......................      400,000                13.5%            $2.50               June 15, 2008
                                         400,000                13.5%            $5.00               June 15, 2008
Glen C. Warren, Jr.................      200,000                 6.7%            $2.50               July 1, 2008
                                         100,000                 3.4%            $3.25               July 1, 2008
                                         200,000                 6.8%            $5.00               July 1, 2008
                                          13,228                  .4%            $3.25             September 3, 2008

Terrell A. Dobkins.................      175,000                 5.9%            $3.25   July 6, 2004 through July 6, 2007(1)
                                          75,000                 2.5%            $2.50   July 6, 2004 through July 6, 2007(1)
Brian A. Kuhn......................      100,000                 3.4%            $3.25   July 9, 2004 through July 9, 2007(1)
                                          50,000                 1.7%            $2.50   July 9, 2004 through July 9, 2007(1)

(1) Option expiration date is five years subsequent to vesting which occurs ratably over a four year period from the date of grant.

          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED IN THE
                                                             OPTIONS HELD AT                    MONEY OPTIONS HELD AT
                                                            DECEMBER 31 1998                    DECEMBER 31, 1998 (1)
                                                    ------------------------------------   -------------------------------
                                                     EXERCISABLE          UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                                                    -------------        ---------------   -------------   ---------------
Paul M. Rady.................................                                800,000                          $450,000
Glen C. Warren, Jr...........................                                513,228                          $267,460
Terrell A. Dobkins...........................                                250,000                          $150,000
Brian A. Kuhn................................                                150,000                          $ 93,750


(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options. The exercise price of the options granted to the Named Executive Officers is $1.25 - 3.25 per share. The value of unexercised options for each of the Named Executive Officers represents the difference between the exercise price of such options and the closing price of the Company's Common Stock on December 31, 1998 ($3.625 per share).

EMPLOYMENT AGREEMENTS

         The Company has entered into four-year employment agreements with Paul
M. Rady, who was hired by the Company in June 1998, and Glen C. Warren, Jr., who was hired in July 1998.

         The employment agreement with Mr. Rady provides for a salary of $120,000 per year, bonus compensation equal to 2% of the Company's net cash flow, participation in the Company's standard insurance plans for its executives, and participation in the Company's other incentive compensation programs at the discretion of the Board of Directors. Mr. Rady was granted 400,000 stock options exercisable at $2.50 per share and 400,000 stock options exercisable at $5.00 per share which vest ratably over a four-year period commencing in June 1998. Mr. Rady's stock options are subject to accelerated vesting in the event of his termination without cause or in the event of a change of control of the Company. The stock options expire in 2008, subject to earlier termination if the employment is terminated. If Mr. Rady's employment with the Company is terminated without cause prior to June 1, 1999, Mr. Rady is entitled to termination compensation of $2,000,000. If Mr. Rady's employment with the Company is terminated without cause after June 1, 1999, Mr. Rady is entitled to termination compensation of $3,000,000. Mr. Rady's employment agreement automatically renews on each anniversary of the effective date after June 1, 2001 for an additional two years unless the Company notifies Mr. Rady in writing 90 days prior to such anniversary that it will not be renewing his employment agreement.

         The employment agreement with Mr. Warren provides for a salary of $100,000 per year, bonus compensation of $150,000 for 1999 and equal to 1% of the Company's net cash flow thereafter and, participation in the Company's standard insurance plans for its executives, and participation in the Company's other incentive compensation programs at the discretion of the Board of Directors. Mr. Warren was granted 200,000 stock options exercisable at $2.50 per share, 100,000 stock options exercisable at $3.25 per share, and 200,000 stock options exercisable at $5.00 per share which vest ratably over a four-year period commencing in July 1998. The stock options expire in 2008. Mr. Warren's stock options are subject to accelerated vesting in the event of his termination without cause or in the event of a change of control of the Company. If Mr. Warren's employment with the Company is terminated without cause prior to July 1, 1999, Mr. Warren is entitled to termination compensation of $400,000. If Mr. Warren's employment with the Company is terminated without cause after July 1, 1999 but before July 1, 2000, Mr. Warren is entitled to termination compensation of $750,000. If Mr. Warren's employment with the Company is terminated without cause after July 1, 2000, Mr. Warren is entitled to termination compensation of $1,250,000. Mr.
Warren's employment
agreement automatically renews on each anniversary of the effective date after June 1, 2002 for an additional year, unless the Company notifies Mr. Warren in writing 90 days prior to such anniversary that it will not be renewing his employment agreement.

                            COMPENSATION OF DIRECTORS

         Directors who are employees of the Company are not paid any fees or additional compensation for services rendered as members of the Board of Directors or any committee thereof. Directors who are not employees of the Company receive a fee of $20,000 annually.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is composed of Mr. Taylor and Mr. Lanza, each of whom is a non-employee director of the Company.

         The Committee reviews and approves executive compensation, establishes target profit goals, makes grants of long-term incentives, and determines the compensation to be paid to the Chief Executive Officer and each of the other officers of the Company. The goal of the executive compensation program is to reward executives for their performance and enhancement of stockholder value.

         The Company's executive compensation program is designed to attract and retain executives who are key to the long-term success of the Company and align compensation with the attainment of the Company's business goals and the increase of share value. The Company uses the same philosophy as the Committee in establishing compensation for employees other than officers.

         Executive compensation consists of (i) salary, (ii) annual performance incentives, and (iii) long-term incentives. The Committee reviews executive compensation annually and makes appropriate adjustments based on (i) Company performance, (ii) achievement of predetermined goals and (iii) changes in an executive's duties and responsibilities.

         SALARY. The Committee desires that overall compensation reflect the performance of each individual executive over time. Base salaries are set at levels subjectively determined by the Committee to adequately reward and retain capable executives, including the President and Chief Executive Officer. The Committee considers the importance of and skills required in a particular executive position in establishing salary.

         At the beginning of each fiscal year, the Committee reviews and establishes the annual salary of each officer, including the Chief Executive Officer. The Committee makes an independent, subjective determination of the appropriate level of each officer's salary to determine such amount or if a salary has been fixed by contract which limits decreases, to determine the amount of the increase, if any. The Committee does not use any mechanical formulations or weighting of any of the factors considered.

         ANNUAL PERFORMANCE INCENTIVES. The Company has established an annual bonus plan for certain executive officers that is based on net cash flows.

         LONG TERM INCENTIVES. In an effort to properly align the long-term interests of the Company's management and stockholders, the Committee may make awards under the Company's 1998 Stock Option and Incentive Plan (the
"1998 Plan"), which was approved by the Company's full board on March 24, 1998. The aggregate number of shares which may be issued under the 1998 Plan to all officers, directors and employees is 4,500,000. The Committee believes that the 1998 Plan enables the Company to attract and retain the highest quality managers. Under the 1998 Plan, the Committee is responsible for establishing who receives awards, the terms of the awards, requisite conditions and the size of the awards. Awards to any recipient are made by a subjective determination by the Committee, which considers the person's past performance and current responsibilities, as well as the amount of awards previously made to that person.

         CEO COMPENSATION. Mr. Rady was elected President and Chief Executive Officer in June of 1998 and his salary was established at $120,000 to reflect his duties.

         Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any one fiscal year with respect to the Chief Executive Officer and the other four most highly compensated individuals who are executive officers as of the end of the fiscal year. This deduction limitation, however, does not apply to certain "performance based" compensation. The Committee intends to generally design and implement compensation plans that qualify for full deductibility in accordance with Section 162(m). The Company, however, may from time to time pay other compensation to its executive officers that may not be deductible.

                                  Respectfully Submitted,

                                  Jeffrey L. Taylor
                                  David W. Lanza

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         During fiscal 1998, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Board of Directors of the Company, or (ii) a director of another entity, one of whose executive officers served on the Board of Directors of the Company or its subsidiaries.

         During fiscal 1998, no member of the compensation committee (or board committee performing equivalent functions) (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any transactions with the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file reports of their beneficial ownership (Forms 3, 4, and 5, and any amendment thereto) with the Securities and Exchange Commission. Executive officers, directors, and greater-than-ten percent holders are required to furnish the Company with copies of the forms that they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during its fiscal year 1998 with the following exceptions:

         - Mr. Taylor failed to file a timely initial report on Form 3, but the required report has been subsequently filed;

         - Mr. Rady failed to file a timely initial report on Form 3, but the required report has been subsequently filed;

         - Mr. Warren failed to file a timely initial report on Form 3, but the required report has been subsequently filed;

         - Mr. Gibson failed to file a timely initial report on Form 3, but the required report has been subsequently filed;

         -     Mr. Erickson failed to file an initial report on Form 3;

         - Mr. Lanza failed to file a timely initial report on Form 3, but the required report has been subsequently filed;

         - Mr. Dobkins failed to file a timely initial report on Form 3, but the required report has been subsequently filed; and

         - Mr. Kuhn failed to file a timely initial report on Form 3, but the required report has been subsequently filed.

                             STOCK PERFORMANCE GRAPH

         The following performance graph compares the Company's cumulative total stockholder return on its Common Stock with the cumulative total return on (i) the American Stock Exchange Market Value Index and (ii) the S&P 600 Oil and Gas (Exploration and Production) Index as a peer group stock index (the "Peer Group Index") which consists of fifteen publicly traded companies in the same industry or line-of-business as the Company. The cumulative total return computations set forth in the Performance Graph assume the investment of $100 in the Company's Common Stock, the American Stock Exchange Market Value Index and the Peer Group Index on July 2, 1998. Prior to April 19, 1999, the Company's Common Stock was quoted on the OTC Bulletin Board System. Since April 19, 1999, the
Company has been listed on the American Stock Exchange. The Company believes that comparison for 1998 to the American Stock Exchange Market Value Index is appropriate.

         The Performance Graph and related description shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed with the Securities and Exchange Commission.

                                    [CHART]


                                                                CUMULATIVE TOTAL RETURN
                                             --------------------------------------------------------------
                                              7/2/98      7/98     8/98   9/98      10/98    11/98    12/98
PENNACO ENERGY, INC.                           100         164      138    88        132      119      102
S&P SMALLCAP 600 OIL & GAS (EXPLORATION &      100          82       68    75         76       67       62
PRODUCTION)
AMEX MARKET VALUE                              100          98       78    86         90       92       96


           INTRODUCTION TO AMENDMENTS TO THE ARTICLES OF INCORPORATION
                             PROPOSALS 2, 3, 4 and 5

         The Board of Directors has observed that certain tactics, including proxy fights, hostile tender offers and "greenmail," have become relatively common in modern takeover practice. The Board of Directors considers such tactics to be highly disruptive to a corporation and often contrary to the overall best interests of its stockholders. In particular, such tactics frequently represent an attempt to acquire a corporation in the marketplace at an unfairly low price. Proposals 2, 3, 4 and 5 (the "Amendments"), proposed amendments to the Company's articles of incorporation (the "Articles of Incorporation"), are being submitted for stockholder approval in light of these developments.

         The Amendments are intended to encourage persons seeking to acquire control of the company to initiate such efforts through negotiations with the Company's Board of Directors. The Board of Directors believes that the Amendments will help give the Board of Directors the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner which assures fair treatment of the Company's stockholders. The Amendments are also intended to increase the bargaining leverage of the Board of Directors, on behalf of the Company's stockholders, in any negotiations concerning a potential change of control of the Company. The Amendments will, however, make more difficult or discourage a proxy contest or the assumption of control by a substantial stockholder and thus could increase the likelihood that incumbent directors will retain their positions. The Amendments, if they are adopted, could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company even though such attempt might be beneficial to the Company's stockholders.

         EXISTING DEFENSES.

         The Company's current Articles of Incorporation do not contain provisions intended by the Company to have, or to the knowledge of the Board of Directors having, an anti-takeover effect. However, the Articles of Incorporation currently authorize the issuance of 50,000,000 shares of Common Stock, not all of which have been issued or reserved. This authorized and available Common Stock could (within the limits imposed by applicable law and the rules of the American Stock Exchange) be issued by the Company and used to discourage a change in control of the Company. For example, the Company could privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, shares of Common Stock may be issued in the event that the rights issued in connection with the Company's Stockholder Rights Plan are exercised. See "-Stockholders Rights Plan." Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the By-Laws or certain provisions of the Articles of Incorporation would not receive the two-thirds vote required by Proposal 3. See "Proposal 3:
Supermajority Vote Required for Amendment or Repeal of the By-Laws or Certain Provisions of the Articles of Incorporation."

         BY-LAWS. The Board of Directors plans to adopt certain By-Law amendments which may have anti-takeover potential. Those amendments (i) eliminate the ability of the stockholders of the Company to call a special stockholders' meeting, (ii) impose advance notice requirements for stockholder nominations to the Board of Directors and stockholder proposals and (iii) require that nominating stockholders give information comparable to that which would be required of the Company under applicable federal securities laws. These By-Law amendments could allow the Company to delay undesirable stockholder actions in order to give the Company time and information with which to respond.

         STOCKHOLDER RIGHTS PLAN. On February 24, 1999, the Board of Directors adopted a stockholder rights plan (the "Stockholder Rights Plan") pursuant to which the Company distributed a dividend of one right (a "Right") for each outstanding share of Common Stock. The Rights have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. Each Right entitles the registered holder to purchase from the Company one half of a share of Common Stock at an exercise price of $20, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of February 24, 1999, between the Company and Harris Trust and Savings Bank, as rights agent, a copy of which has been filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A.

         The rights are not exercisable until the earlier to occur of (1) the tenth day after the Stock Acquisition Date (as defined in the Rights Agreement) or (2) the tenth business day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person (as defined in the Rights Agreement) becomes an Acquiring Person (as defined in the Rights Agreement)) after the date of the Commencement (as defined in the Rights Agreement) by any Person of, or of the first public announcement of the intention of any Person to commence, a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"). The Rights will expire on March 9, 2009 (the "Final Expiration Date") unless earlier redeemed or exchanged by the Company as described below.

         In the event (a "Flip-In Event") that any person or group of related persons becomes the beneficial owner of 15% or more of the outstanding Common Stock (except pursuant to a tender offer or exchange offer for all outstanding shares of Common Stock at a price and on terms determined prior to the date of the first acceptance of payment for any of such shares to be in the best interest of the Company and its stockholders by at least a majority of the directors of the Company who are not officers of the Company and not affiliates or associates with such person or group), then each holder of a Right, other than Rights that are or were owned beneficially by the Acquiring Person (which will be void), will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of shares of Common Stock (or, under certain circumstances, economically equivalent securities of the Company) having a market value of two times the exercise price of the Right.

         In the event that, following a Flip-In Event, the Company is involved in a merger or other business combination or 50% or more of the Company's assets or earning power are sold, then each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right.

         At any time after a Flip-In Event and prior to the acquisition by any person or group of related persons of 50% or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than any Rights which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right.

         The Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"), at any time prior to the close of business on the later of (1) 5:00 pm on the 10th day after the Stock Acquisition Date and (2) the expiration of the rights. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         As noted in "Stock Ownership of Directors and Officers," all directors and officers of the Company as a group beneficially owned, as of May 3, 1999, 899,804 shares of Common Stock plus 988,215 shares issuable pursuant to options and warrants exercisable within 60 days of the date hereof. These shares represent 12.5% of the outstanding Common Stock of the Company. The officers and directors are, therefore, unable to prevent any action requiring a two-thirds stockholder vote under the Amendments from becoming effective. Similarly, no existing stockholder of the Company currently holds sufficient shares alone to prevent an action requiring such a two-thirds vote from becoming effective.

         The Amendments are permitted by Nevada law and are consistent with the rules of the American Stock Exchange on which the Company's Common Stock is listed. The Amendments are not the result of any specific efforts of which the Company is aware to obtain control of the Company. The Board of Directors does not contemplate recommending the adoption of any further amendments to the Articles of Incorporation or By-Laws of the Company that would affect the ability of third parties to effect a change in control of the Company. However, the Board of Directors may wish in the future to review the advisability of adopting other measures that may affect takeovers in the context of applicable law and judicial decisions.

                     DESCRIPTION OF THE PROPOSED AMENDMENTS

         The Amendments described in Proposals 2, 3, 4 and 5 are contained within the Amended and Restated Articles of Incorporation set forth in Exhibit A to this Proxy Statement, in substantially the form in which they will take effect if the Amendments are approved by the stockholders. The following descriptions of the Amendments is qualified in its entirety by reference to Exhibit A.

                                   PROPOSAL 2
           APPROVAL OF A CLASSIFIED BOARD OF DIRECTORS (ARTICLE IX)

         The Company's Board of Directors unanimously recommends the approval of a proposed amendment to Article IX to the Articles of Incorporation to provide for the classification of the Board of Directors into three classes of directors with staggered terms of office.

         The Company's By-Laws now provide that all directors are to be elected annually for a term of one year. Nevada law permits provisions in a company's articles of incorporation or by-laws approved by stockholders that provide for a classified board of directors. The proposed classified board amendment to the Articles of Incorporation and conforming amendments to the By-Laws would provide that directors will be classified into three classes, as nearly equal in number as possible. One class would hold office initially for a term expiring at the 2000 annual meeting; another class would hold office initially for a term expiring at the 2001 annual meeting; and another class would hold office initially for a term expiring at the 2002 annual meeting. At each annual meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding Annual Meeting after their election and until their successors have been duly elected and qualified. See "Election of Directors" as to the composition of each class of directors if this proposal is adopted.

         The proposed classified board amendment will significantly extend the time required to effect a change in control of the Board of Directors and may discourage hostile takeover bids for the Company. Currently, a change in control of the Board of Directors can be made by stockholders holding a plurality of the votes cast at a single annual meeting. If the Company implements a classified board of directors, it will take at least two annual meetings for even a majority of stockholders to make a change in control of the Board of Directors, because only a minority of the directors will be elected at each meeting.

         Under Nevada law, directors chosen to fill vacancies on a classified board shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors are elected and qualified. Nevada law also provides that, unless the articles of incorporation provide otherwise, directors serving on a classified board of directors may be removed only for cause. The Company's Articles of Incorporation do not provide otherwise. Accordingly, if the classified board proposal is approved by the stockholders, conforming By-Law provisions will be implemented. Presently, all directors of the Company are elected annually and all of the directors may be removed, with or without cause, by a majority vote of the outstanding shares of the Common Stock. Cumulative voting is not authorized by the Articles of Incorporation.

         ADVANTAGES. The classified board proposal is designed to assure continuity and stability in the Board of Directors' leadership and policies. While management has not experienced any problems with such continuity in the past, it wishes to ensure that this experience will continue. The Board of Directors also believes that the classified board proposal will assist the Board of Directors in protecting the interests of the Company's stockholders in the event of an unsolicited offer for the Company.

         DISADVANTAGES. Because of the additional time required to change control of the Board of Directors, the classified board proposal will tend to perpetuate present management. Without the ability to obtain immediate control of the Board of Directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of the Company, including, as discussed above, the redemption of the Rights, the terms of which create obstacles to an acquisition of the Company and empower the Board of Directors to effect such a redemption. Because the classified board proposal will increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of the Board of Directors, even if the takeover bidder were to acquire a majority of the Company's outstanding stock, it will tend to discourage certain tender offers, perhaps including some tender offers that stockholders may feel would be in their best interests. The classified board proposal will also make it more difficult for the stockholders to change the composition of the Board of Directors even if the stockholders believe such a change would be desirable.

                                  REQUIRED VOTE

         In order to be adopted, this proposal must receive the affirmative vote of holders of a majority of the shares of stock eligible to vote at the Annual Meeting.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3
     REQUIREMENT THAT STOCKHOLDER ACTION BE TAKEN AT A MEETING (ARTICLE VII)

         The Company's Board of Directors unanimously recommends the approval of the addition of a new Article, Article VII, to the Articles of Incorporation which would require that all stockholder action be taken at a stockholders' meeting.

         Under Nevada law, unless a corporation's articles of incorporation provide otherwise, any action required or permitted to be taken by stockholders may be taken without a meeting and without a stockholder vote if a written consent setting forth the action to be taken is signed by stockholders having the requisite voting power necessary to authorize such action at a stockholders' meeting. The Company's Articles of Incorporation currently do not provide otherwise. Proposed Article VII of the Articles of Incorporation would require all stockholder action be taken at an annual meeting or special meeting of the stockholders, and would prohibit stockholder action by written consent. Under the Company's By-Laws, a stockholders' meeting may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the Company's directors. Thus, this amendment would permit the Board of Directors to delay, until the next annual stockholders' meeting, action favored by the holders of a majority of the outstanding stock. However, in the case of a publicly held corporation with numerous stockholders, such as the Company, action without a stockholders' meeting would, as a practical matter, be available to only a limited number of stockholders acting in concert, and not to the Company's stockholders in general. The Board of Directors believes that a publicly owned corporation should afford all of its stockholders an opportunity to participate in a meeting where stockholder action is proposed to be taken.

         ADVANTAGES. The provisions eliminating stockholder action by written consent would give all of the Company's stockholders the opportunity to participate in a proposed stockholder action. The Board of Directors also believes that eliminating the written consent procedure would prevent sudden stockholder action to remove the entire Board of Directors and would thereby preserve the Board of Directors' ability to negotiate with a potential takeover bidder on behalf of the Company's stockholders.

         DISADVANTAGES. The provisions eliminating stockholder action by written consent would preclude action by written consent of the stockholders even if a majority of the stockholders believed such action to be in their best interests.

                                  REQUIRED VOTE

         In order to be adopted, this proposal must receive the affirmative vote of holders of a majority of the shares of stock eligible to vote at the Annual Meeting.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                                   PROPOSAL 4

           SUPERMAJORITY VOTE REQUIRED FOR AMENDMENT OR REPEAL OF THE
            BY-LAWS OR CERTAIN PROVISIONS OF THE AMENDED AND RESTATED
                ARTICLES OF INCORPORATION (ARTICLES XIII, XIV)

         The Company's Board of directors unanimously recommends the approval of a proposed amendment to Article XIII and the addition of a new Article XIV to the Articles of Incorporation which would require a two-thirds vote of the Board of Directors to amend or repeal the By-Laws of the Company and require a two-thirds stockholder vote to amend or repeal the By-Laws or certain provisions of the Articles of Incorporation, as described more fully below.

         Currently, the Articles of Incorporation may be amended or repealed by the vote of stockholders holding a majority of the voting power of the Company. As permitted by Nevada law, this proposal would require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of stock entitled to vote generally for the election of directors, voting together as a single class, for the amendment or repeal of any of the provisions of the Articles of Incorporation implemented by Proposals 2, 3 and 4. The two-thirds supermajority vote requirement would also apply to any amendment or repeal of Articles X and XI of the Articles of Incorporation.
Article X provides that, with certain exceptions, the directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for the breach of their fiduciary duty as directors. Article XI allows for the indemnification by the Company of certain parties, including the Company's directors and officers, to the fullest extent permitted by law.

         Currently, the Company's By-Laws may be amended or repealed and new By-Laws adopted by the Board of Directors or by a majority of the Company's stockholders entitled to vote on such matters. This proposal would require amendments to the Company's By-Laws to be approved by either the affirmative vote of the holders of two-thirds of the voting power of all of the then-outstanding shares of stock entitled to vote generally for the election of directors or, if such amendments are to be made by the Board of Directors, by the vote of not less than two-thirds of the Board of Directors.

         ADVANTAGES. The requirements of this proposal will prevent a stockholder with a majority of the voting power of the Company from avoiding the requirements of the By-Laws or the protected provisions of the Articles of Incorporation by simply repealing them or by causing a majority of the Board of Directors to do so. The supermajority protection given to the indemnification and director liability provisions of the Articles of Incorporation will help ensure that the Company's agents are adequately protected against liability in the event of a proposed takeover, thereby allowing them to focus on the best interests of the Company and its stockholders.

         DISADVANTAGES. These requirements could give stockholders holding a significant minority of the Company's stock a veto power over changes to the Company's By-Laws and certain changes to the Articles of Incorporation even if the Board of Directors (in the case of amendments to the Articles of Incorporation) or a majority of the stockholders favor such changes.

                                  REQUIRED VOTE

         In order to be adopted, this proposal must receive the affirmative vote of holders of a majority of the shares of stock eligible to vote at the Annual Meeting. As described above, if this proposal is approved, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of stock entitled to vote generally for the election of directors, voting as a single class, will be required to amend or repeal any of the provisions described above.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

                                   PROPOSAL 5
                     AUTHORIZATION TO ISSUE PREFERRED STOCK

         The Board of Directors unanimously recommends the approval of a proposed amendment to Article VI of the Articles of Incorporation which would authorize the issuance by the Board of Directors, without further action by the stockholders, of up to 10,000,000 shares of preferred stock.

         The proposed amendment will authorize the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). The Company currently has no authorized stock other than common stock. Upon adoption of the amendment, the Board of Directors will, without further action by the stockholders, unless otherwise required by law or any applicable stock exchange or stock market rules, be authorized to issue up to 10,000,000 shares of Preferred Stock at such times, for such purposes and for such consideration as it may determine.

         Although it has no present plans or commitments to issue any shares of Preferred Stock, management believes that the availability of such a security may prove useful in connection with financing the capital needs of the corporation, possible future acquisitions and mergers or other purposes. The authorization will enable the Company to act promptly if appropriate circumstances arise which require the issuance of such shares.

         The proposed amendment would authorize the Board of Directors to provide for the issuance, from time to time, of Preferred Stock in one or more series and to fix the terms of each series. Each series of Preferred Stock could, as determined by the Board of Directors at the time of issuance, rank, in respect of dividends and liquidation, senior to the Common Stock.

         In establishing the terms of any series of Preferred Stock, the Board of Directors would be authorized to set, among other things, the number of shares, the dividend rate and preferences, the cumulative or non-cumulative nature of dividends, the redemption provisions, the sinking fund provisions, the conversion rights, the amounts payable, and preferences, in the event of the voluntary of involuntary liquidation of the Company, and the voting rights in addition to those required by law. Such terms could include provisions prohibiting the payment of Common Stock dividends or purchases by the Company of Common Stock in the event dividends or sinking fund payments on the Preferred Stock were in arrears. In the event of liquidation, the holders of Preferred Stock of each series might be entitled to receive an amount specified for such series by the Board Directors before any payment could be made to the holders of Common Stock.

         ADVANTAGES. The ability of the Board of Directors to issue Preferred Stock will enable the Company to broaden its capital sources, particularly with respect to the issuance of convertible preferred stock, a common security used to finance growth oriented companies. The ability of the Board to Directors to issue Preferred Stock may also enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management and stock ownership. As stated above, the issuance of Preferred Stock may adversely affect the rights of holders of Common Stock. Accordingly, the issuance of shares of Preferred Stock as a defensive measure may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock. This authority to issue Preferred Stock may give the Board of Directors increased leverage to negotiate with a potential acquiror.

         DISADVANTAGES. The authorization of new shares of Preferred Stock will not, by itself, have any effect on the rights of the holders of shares of Common Stock. Nonetheless, the issuance of one or more series of Preferred Stock could affect the holders of shares of the Common Stock in a number of respects, including the following: (a) if voting rights are granted to any newly issued series of Preferred Stock, the voting power of the Common Stock will be diluted;
(b) the issuance of Preferred Stock may result in a dilution of earnings per share of the Common Stock; (c) dividends payable on any newly issued series of Preferred Stock will reduce the amounts of the funds available for payment of dividends on the Common Stock; and (d) future amendments to the Articles of Incorporation affecting the Preferred Stock may require the approval by the separate vote of the holders of the Preferred Stock or in some cases the holders of shares of one or more series of Preferred Stock (in addition to the approval of the holders of shares of the Common Stock) before action can be taken by the Company.

                                  REQUIRED VOTE

         In order to be adopted, this proposal must receive the affirmative vote of holders of a majority of the shares of stock eligible to vote at the Annual Meeting.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 5.

                                   PROPOSAL 6
                      RATIFICATION OF INDEPENDENT AUDITORS

         The Board of Directors has selected the firm of KPMG LLP, which served (or its predecessors) as independent auditors during fiscal 1998, to conduct an audit, in accordance with generally accepted auditing standards, of the Company's financial statements for the year ending December 31, 1999. The Company expects representatives of that firm to be present at the Annual Meeting to respond to appropriate questions and to make a statement, if they so desire. This selection is being submitted for ratification at the meeting.

         The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for such ratification. If not ratified, the Board will reconsider the selection upon recommendation of the Audit Committee, although the Board of Directors will not be required to select different independent auditors for the Company.

                                  REQUIRED VOTE

         In order to be ratified, this proposal must receive the affirmative vote of holders of a majority of the shares of stock eligible to vote at the Annual Meeting.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION
              OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

                                  OTHER MATTERS

         The Board of Directors is not presently aware of any matters to be presented at the Annual Meeting other than the amendments to the Articles of Incorporation, the election of directors and the ratification of KPMG LLP as the Company's independent auditors. If, however, other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment on such matters.

                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         When the Board of Directors adopts the amendments to the Company's By-Laws previously referenced herein, then stockholder proposals to be presented at the fiscal year 2000 Annual Meeting of Stockholders of the Company must be received by the Company by no later than 120 days before the date of the 2000 Annual Meeting of Stockholders. If such timely notice of a stockholder proposal is not given, the proposal may not be brought before the 2000 Annual Meeting of Stockholders. If such timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal if presented at the Company's 2000
Annual Meeting.

         Under applicable securities laws, stockholder proposals must be received by the Company no later than 120 days prior to June 15, 2000 to be considered for inclusion in the Company's proxy statement relating to the 2000 Annual Meeting or, if the Company changes the date of the 2000 Annual Meeting by more than 30 days from the date of the 1999 Annual Meeting, then stockholder proposals must be received by the Company a reasonable time before the Company begins to print and mail its proxy statement for the 2000 Annual Meeting.

         Stockholder proposals must be mailed to Pennaco Energy, Inc., to the attention of the Secretary, 1050 17th Street, Suite 700, Denver, Colorado 80265.

                                  ANNUAL REPORT

         The Company's Annual Report to Stockholders containing audited financial statements for fiscal 1998, is being mailed with this Proxy Statement to all stockholders of record.

                           By order of the Board of Directors,



                           GREGORY V. GIBSON
                           Vice President, Legal and Secretary

Denver, Colorado
May 10, 1999

                                                                       EXHIBIT A

                AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                              PENNACO ENERGY, INC.


ARTICLE I      NAME:  The exact name of this Corporation is:

                                 PENNACO ENERGY, INC.

ARTICLE II RESIDENT AGENT: The Resident Agent of the Corporation is Bruce Thompson, 128 Fortune Drive, Dayton, Nevada 89403.

ARTICLE III    DURATION:  The Corporation shall have perpetual existence.

ARTICLE IV PURPOSES: The purpose, object and nature of the business for which this Corporation is organized are:

       (a)     To engage in any lawful activity;

       (b) To carry on such business as may be necessary, convenient, or desirable to accomplish the above purposes, and to do all other things incidental thereto which are not forbidden by law or by these Articles of Incorporation.

ARTICLE V POWERS: The powers of the Corporation shall be those powers granted to corporations by Chapter 78 of the Nevada Revised Statutes under which this corporation is formed. In addition, the Corporation shall have the following specific powers:

       (a) To elect or appoint officers and agents of the Corporation and to fix their compensation;

       (b) To act as an agent for any individual, association, partnership, corporation or other legal entity;

       (c) To receive, acquire, hold, exercise rights arising out of the ownership or possession thereof, sell, or otherwise dispose of, shares or other interests in, or obligations of, individuals, associations, partnerships, corporations, or governments;

       (d) To receive, acquire, hold, pledge, transfer, or otherwise dispose of shares of the corporation, but such shares may only be purchased, directly or indirectly, out of earned surplus;

       (e) To make gifts or contributions for the public welfare or for charitable, scientific or educational purposes, and in time of war, to make donations in aid of war activities.

ARTICLE VI     CAPITAL STOCK:

       Section 1. AUTHORIZED SHARES. The total number of shares which this Corporation is authorized to issue is sixty million (60,000,000) of which fifty million (50,000,000) shares of the par value $.001 each shall be common stock (the "Common Stock") and ten million (10,000,000) shares of the par value $.001 each shall be preferred stock (the "Preferred Stock").

       Section 2. VOTING RIGHTS OF SHAREHOLDERS. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation.

       Section 3. CONSIDERATION FOR SHARES. The Common Stock shall be issued for such consideration, as shall be fixed from time to time by the Board of Directors. In the absence of fraud, the judgment of the Directors as to the value of any property for shares shall be conclusive. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid stock and shall be non-assessable. The Articles shall not be amended in this particular.

       Section 4. PRE-EMPTIVE RIGHTS. Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares or stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

       Section 5. STOCK RIGHTS AND OPTIONS. The Corporation shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights.

       In the absence of fraud, the judgment of the Directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

       Section 6. PREFERRED STOCK. The Corporation shall have authority to issue a total of ten million (10,000,000) shares of Preferred Stock. The Preferred Stock may be issued from time to time as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or differ from those of any other series. The Board of Directors of the Corporation or a duly authorized committee thereof is hereby expressly granted authority, subject to the provisions of this Article VI, to fix by resolution from time to time before issuance thereof the number of shares in each series of such class and all designations, preferences, relative participating, optional or other special rights and qualifications, limitations and restrictions of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

               (a) the designation of the series and the number of shares to constitute such series (which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors);

               (b) the dividend rate (or method of determining such rate), any conditions on which and times at which dividends are payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock including the Preferred Stock, and whether such dividends shall be cumulative or noncumulative;

               (c) whether the series will be redeemable (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the company or another corporation;

               (d) the terms and amount of any sinking, retirement or purchase fund;

               (e) the conversion or exchange rights (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments and other terms of conversion or exchange;

               (f) the voting rights, if any (other than any voting rights that the Preferred Stock may have as a matter of law);

               (g) any restrictions on the issue or reissue or sale of additional Preferred Stock;

               (h) the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including preferences over the Common Stock or other class or classes or series of capital stock including the Preferred Stock);

               (i) the preemptive rights, if any, to subscribe to additional issues of stock or securities of the Corporation; and

               (j) such other special rights and privileges, if any, for the benefit of the holders of the Preferred Stock, as shall not be inconsistent with the provisions of these Articles of Incorporation, as amended, or applicable law.

               All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion) shall be canceled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

               Except as otherwise may be required by law, and except as otherwise may be provided in these Articles of Incorporation, as amended, or in the resolution of the Board of Directors of the Corporation creating any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share thereof held.

               Except as may be stated and expressed in any resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, (i) any amendment to these Articles of Incorporation which shall increase or decrease the number of shares of any class or classes of authorized capital stock of the Corporation (but not below the number of shares thereof then outstanding) may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation and (ii) no holder of capital stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

ARTICLE VII NO STOCKHOLDER ACTION WITHOUT A MEETING. No action required or permitted to be taken at any annual meeting or special meeting of the stockholders may be taken without a meeting and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board or the President of the Corporation or by resolution adopted by the affirmative vote of the Board of Directors.

ARTICLE VIII ASSESSMENT OF STOCK: The capital stock of this Corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid up shall ever be assessable or assessed. The holders of such stock shall not be individually responsible for the debts, contracts, or liabilities of the Corporation and shall not be liable for assessments to restore impairments in the capital of the Corporation.

ARTICLE IX DIRECTORS: For the management of the business and for the conduct of the affairs of the Corporation, and for the future definition, limitation, and regulation of the powers of the Corporation and its directors and shareholders, it is further provided:

       Section 1. CLASSIFICATION OF BOARD. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders in 2000; that of Class II shall expire at the annual meeting in 2001; and that of Class III shall expire at the annual meeting in 2002; and in all cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

       Section 2. SIZE OF BOARD. The members of the governing board of the Corporation shall be styled directors. The number of directors of the Corporation, their qualifications, manner of election, time and place of meeting, and powers and duties shall be such as are prescribed by these Articles of Incorporation, by statute and in the By-Laws of the Corporation.

       Section 3. POWERS OF BOARD. In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board of Directors is expressly authorized and empowered:

       (a) To make, alter, amend, and repeal the By-Laws subject to the power of the shareholders to alter or repeal the By-Laws made by the Board of Directors.

       (b) Subject to the applicable provisions of the By-Laws then in effect, to determine, from time to time, whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation, or any of them, shall be open to shareholder inspection. No shareholder shall have any right to inspect any of the accounts, books or documents of the

               Corporation, except as permitted by law, unless and until authorized to do so by resolution of the Board of Directors or of the Shareholders of the Corporation;

       (c) To issue stock of the Corporation for money, property, services rendered, labor performed, cash advanced, acquisitions for other corporations or for any other assets of value in accordance with the action of the board of directors without vote or consent of the shareholders and the judgment of the board of directors as to value received and in return therefore shall be conclusive and said stock, when issued, shall be fully-paid and non-assessable.

       (d) To authorize and issue, without shareholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board, in its sole discretion, may determine, and to pledge or mortgage, as security therefore, any real or personal property of the Corporation, including after-acquired property;

       (e) To determine whether any and, if so, what part, of the earned surplus of the Corporation shall be paid in dividends to the shareholders, and to direct and determine other use and disposition of any such earned surplus;

       (f) To fix, from time to time, the amount of the profits of the Corporation to be reserved as working capital or for any other lawful purpose;

       (g) To establish bonus, profit-sharing, stock option, or other types of incentive compensation plans for the employees, including officers and directors, of the Corporation, and to fix the amount of profits to be shared or distributed, and to determine the persons to participate in any such plans an the amount of their respective participations.

       (h) To designate, by resolution or resolutions passed by a majority of the whole Board, one or more committees, which, to the extent permitted by law and authorized by the resolution or the By-Laws, shall have and may exercise the powers of the Board;

       (i) To provide for the reasonable compensation of its own members by By-Law, and to fix the terms and conditions upon which such compensation will be paid;

       (j) In addition to the powers and authority herein before, or by statute, expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless, to the provisions of the laws of the State of Nevada, of these Articles of Incorporation, and of the By-Laws of the Corporation.

       Section 4. INTERESTED DIRECTORS. No contract or transaction between this Corporation and any of its directors, or between this Corporation and any other corporation, firm, association, or other legal entity shall be invalidated by reason of the fact that the director of the Corporation has a direct or indirect interest, pecuniary or otherwise, in such corporation, firm, association, or legal entity, or because the interested director was present at the meeting of the Board of Directors which acted upon or in reference to such contract or transaction, or because he participated in such action, provided that (1) the interest of each such director shall have been disclosed to or known by the Board and a disinterested majority of the Board shall have nonetheless ratified and approved such contract or transaction (such interested director or directors may be counted in determining whether a quorum is present for the meeting at which such ratification or approval is given); or (2) the conditions of Nevada Revised Statutes 78.140 are met.

ARTICLE X LIMITATION OF LIABILITY OF OFFICERS OR DIRECTORS: The personal liability of a director or officer of the corporation to the corporation or the Shareholders for damages for breach of fiduciary duty as a director or officer shall be limited to acts or omissions which involve intentional misconduct, fraud or knowing violation of law.

ARTICLE XI INDEMNIFICATION: Each director and each officer of the Corporation may be indemnified by the Corporation as follows:

       (a) The Corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

       (b) The Corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

       (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he must be indemnified by the Corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense.

       (d) Any indemnification under subsections (a) and (b) unless ordered by a court or advanced pursuant to subsection (e), must be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

               (i)    By the stockholders;

               (ii) By the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

               (iii) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

               (iv) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

       (e) Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the
               corporation.   The provisions of this subjection do not affect
               any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

       (f) The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

               (i) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection (b) or for the advancement of expenses made pursuant to subjection (e) may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

               (ii) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.


ARTICLE XII PLACE OF MEETING; CORPORATE BOOKS: Subject to the laws of the State of Nevada, the shareholders and the Directors shall have power to hold their meetings, and the directors shall have power to have an office or offices and to maintain the books of the Corporation outside the State of Nevada, at such place or places as may from time to time be designated in the By-Laws or by appropriate resolution.

ARTICLE XIII AMENDMENT OF ARTICLES: Notwithstanding any other provision of these Restated Articles of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article XIII, or Articles VIII, IX, X, XIV and XV. All rights herein conferred on the directors, officers and shareholders are granted subject to this reservation.

ARTICLE XIV     AMENDMENT OF BY-LAWS:   The Board of Directors is expressly
empowered to adopt, amend or repeal By-Laws of the Corporation, provided, however, that any adoption, amendment or repeal of By-Laws of the Corporation by the Board of Directors shall require the approval of at least sixty-six and two-thirds percent (66 2/3%) of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal By-Laws of the Corporation, provided, however, that in addition to any vote of the holders of any class or series of stock of this Corporation required by these Restated Articles of Incorporation the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for such adoption, amendment or repeal by the stockholders of any provisions of the By-Laws of the Corporation.

                                 PENNACO ENERGY, INC.
                            ANNUAL MEETING OF STOCKHOLDERS

             SOLICITED BY THE BOARD OF DIRECTORS OF PENNACO ENERGY, INC.

     The undersigned hereby appoints Glen C. Warren, Jr. and Gregory V. Gibson, and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Pennaco Energy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on June 15, 1999, or at any adjournment or postponement thereof, as follows:

     Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

          PROPOSAL 1:    ELECTION OF DIRECTORS

          / /  FOR all nominees listed below   / /  WITHHOLD AUTHORITY for all    / /  FOR ALL EXCEPT
                                                    nominees listed below              the nominee(s) listed below

     Jeffrey L. Taylor, Glen C. Warren, Jr., David W. Lanza, Paul M. Rady and Gregory V. Gibson to hold office until their successors are elected and qualified.

     INSTRUCTION: to withhold authority to vote for any individual nominee or nominees, write the appropriate name or names in the space provided here.

-----------------------------------------------------------------------------

          PROPOSAL 2:    AMENDMENT TO THE ARTICLES OF INCORPORATION TO PROVIDE
                         FOR THE CLASSIFICATION OF THE BOARD OF DIRECTORS INTO
                         THREE CLASSES OF DIRECTORS WITH STAGGERED TERMS

               / /  FOR  / /  AGAINST   / /  ABSTAIN

          PROPOSAL 3:    AMENDMENT TO THE ARTICLES OF INCORPORATION TO REQUIRE
                         ALL STOCKHOLDER ACTION TO BE TAKEN AT A STOCKHOLDERS'
                         MEETING

               / /  FOR  / /  AGAINST   / /  ABSTAIN

          PROPOSAL 4:    AMENDMENT TO THE ARTICLES OF INCORPORATION AND THE
                         ADDITION OF A NEW ARTICLE TO REQUIRE A TWO-THIRDS VOTE
                         OF THE BOARD OF DIRECTORS TO AMEND OR REPEAL THE
                         BY-LAWS AND TO REQUIRE A TWO-THIRDS STOCKHOLDER VOTE TO
                         AMEND OR REPEAL THE BY-LAWS OR CERTAIN PROVISIONS OF
                         THE ARTICLES OF INCORPORATION

               / /  FOR  / /  AGAINST   / /  ABSTAIN

          PROPOSAL 5:    AMENDMENT TO THE ARTICLES OF INCORPORATION TO AUTHORIZE
                         THE BOARD OF DIRECTORS TO ISSUE UP TO 10,000,000 SHARES
                         OF PREFERRED STOCK

               / /  FOR  / /  AGAINST   / /  ABSTAIN


----------------------------------------------------------------------------

          PROPOSAL 6:    APPOINTMENT OF KPMG LLP AS INDEPENDENT CERTIFIED PUBLIC
                         ACCOUNTANTS FOR THE COMPANY

               / /  FOR  / /  AGAINST   / /  ABSTAIN

     Please check the following box if you plan to attend the Annual Meeting of Stockholders in person. / /

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, "FOR" PROPOSAL 5 (ALL NOMINEES) AND "FOR" PROPOSAL 6 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

                                     Dated:                              , 1999
                                           ------------------------------

                                       ------------------------------------
                                                   Signature

                         Please sign exactly as name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should give their full titles.


  PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.